UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016 (November 9, 2016)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pentlands Science Park Bush Loan, Penicuik, Midlothian EH26 OPZ, United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-44-0131-445-6159

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

As previously reported by Form 8-K filed November 8, 2016 by Quotient Limited (the “Company”), on November 2, 2016 (the “Separation Date”), the Company and its Chief Financial Officer, Stephen Unger, mutually agreed that Mr. Unger would leave the Company to pursue other career opportunities.

On November 9, 2016 and effective as of the Separation Date, the Company and Mr. Unger entered into a Separation and Release Agreement (the “Separation Agreement”).

Pursuant to the Separation Agreement, and consistent with the terms of Mr. Unger’s employment agreement with the Company, the Company will pay Mr. Unger a lump-sum of $325,000 (equal to Mr. Unger’s annual base salary) and provide him with 12 months of continued participation in the Company’s medical and life insurance plans.

In addition, pursuant to the Separation Agreement, notwithstanding the termination of his employment, certain of the unvested options to purchase ordinary shares held by Mr. Unger will vest as follows on the following dates:

○ 22,400 on March 4, 2017;

○ 16,933 on April 29, 2017;

○ 7,500 on May 20, 2017; and

○ 5,000 on June 1, 2017.

The Separation Agreement further provides that Mr. Unger may exercise the vested options held by him until November 2, 2017, after which any unexercised options will be forfeited. Finally, Mr. Unger will forfeit 17,500 unvested options and 37,500 multi-year restricted share units.

The foregoing payments and benefits are subject to Mr. Unger’s continued compliance with a one-year non-competition covenant and a two-year non-solicitation covenant applicable to employees, customers and suppliers of the Company and its subsidiaries and affiliates.

The above summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Separation and Release Agreement between Stephen Unger and Quotient Limited, dated November 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Paul Cowan
Name: Paul Cowan
Title: Chief Executive Officer

Date: November 15, 2016